Exhibit 99.1
ALDERWOODS STOCKHOLDERS VOTE TO ADOPT MERGER AGREEMENT

WITH SERVICE CORPORATION INTERNATIONAL
CINCINNATI, OHIO, May 31, 2006 – Alderwoods Group, Inc. (NASDAQ: AWGI) (“Alderwoods”) announced that Alderwoods stockholders today voted to adopt the Agreement and Plan of Merger, dated as of April 2, 2006 (the “Merger Agreement”), by and among Alderwoods, Service Corporation International (NYSE: SCI) (“SCI”) and Coronado Acquisition Corporation, a wholly owned subsidiary of SCI. Approximately 73 percent of Alderwoods common shares outstanding were voted in favor of a proposal to adopt the Merger Agreement, representing more than 99 percent of the total votes cast on the proposal at Alderwoods’s annual meeting. Contingent on completion of the antitrust review of the merger by regulators, and satisfaction of other customary conditions, Alderwoods continues to believe that the pending merger with SCI will be completed by the end of 2006.
Election of Directors
At the annual meeting, Alderwoods stockholders also elected the following ten directors to one-year terms expiring in 2007 or upon the completion of the merger with SCI, if earlier: John S. Lacey, Paul A. Houston, Lloyd E. Campbell, Cheryl R. Cooper, Anthony G. Eames, Charles M. Elson, David R. Hilty, Olivia F. Kirtley, William R. Riedl and W. MacDonald Snow, Jr.
Forward-Looking Statements
Certain statements contained in this press release regarding expected future events, including, but not limited to, information regarding the expected closing of the proposed transaction, as well as certain information in other filings with the Securities Exchange Commission (“SEC”) and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “will,” “continue,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of Alderwoods’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the ability to obtain regulatory approvals of the proposed transaction on the proposed terms and schedule and various other uncertainties associated with the funeral service industry in general and Alderwoods’s and SCI’s operations in particular, which are referred to in Alderwoods’s and SCI’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors.” Alderwoods and SCI undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Alderwoods Group, Inc.
Alderwoods Group, Inc. is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of March 25, 2006, Alderwoods operated 584 funeral homes, 73 cemeteries and 60 combination funeral homes and cemeteries throughout North America. Alderwoods provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, Alderwoods operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals. For more information about Alderwoods, please visit http://www.alderwoods.com.
Alderwoods Group, Inc. Contact
Investors / Media:    Kenneth A. Sloan — Executive Vice President, Chief Financial Officer (416) 498-2455